PLS CPA, A PROFESSIONAL CORP.
<> 4725MERCURY STREET #210 <> SAN DIEGO <> CALIFORNIA 92111 <>
<> TELEPHONE (858)722-5953 <> FAX (858) 858-433-2979 <> FAX (858) 433-2979
<> E-MAIL changgpark@gmail.com <>

November 13, 2012

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549-7561

Re: Unseen Solar, Inc.

Dear Madame or Sir

On November 13, 2012 our appointment as auditor for Unseen Solar, Inc. ceased. We have read Unseen Solar, Inc.’s statement included under Item 4.01 of its Form 8-K dated November 13, 2012 and agree with such statements, insofar as they apply to us.

Very truly yours,

/s/ PLS CPA
____________________________
PLS CPA, A Professional Corp.
San Diego, CA 92111

Registered with the Public Company Accounting Oversight Board